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EXHIBIT 99.2

AGREEMENT PROVIDES FINANCIAL RESOURCES FOR GROWING BUSINESS

SAN DIEGO--(BUSINESS WIRE)--Dec. 15, 2004--American Technology Corporation (ATC) (NASDAQ:ATCO - News), an innovator of proprietary sound reproduction technologies, announced today it has entered into a committed equity financing facility (CEFF) with Kingsbridge Capital Limited (Kingsbridge) in which Kingsbridge has committed to provide up to $25 million in financing over the next two years through the purchase of ATC's common stock. Kingsbridge Capital is an investment group managing substantial assets for its principal. Under the agreement, ATC controls the timing, amount and pricing of any financings, subject to certain conditions.

"This financing structure provides us substantial flexibility in financing our increasing business," commented Michael A. Russell, ATC's chief financial officer. "When compared to other financing options, we believe the CEFF not only offers superior terms and conditions, but also gives us the latitude we need to enable our anticipated rapid growth."

Certain details of the CEFF include:

        For the next two years, ATC can access up to a total of $25 million from Kingsbridge in exchange for newly-issued shares of ATC's common stock. ATC may begin to access the capital upon the Securities and Exchange Commission declaring effective a registration statement to be filed by ATC in connection with this financing agreement.

        Capital may be accessed in purchase installments of up to 3% of ATC's market capitalization or $10 million, whichever is less, upon issuance of a purchase notice by the company, subject to certain conditions. Each purchase installment will be priced during 15-day financing periods, with ATC controlling the minimum acceptable purchase price for any shares to be issued to Kingsbridge, provided that ATC may not set the purchase price for such shares below $3.00.

        Kingsbridge will purchase shares of common stock at discounts ranging from 8% to 12% of the volume weighted average market price of the common stock during the financing period, with the reduced discount applying if the price of the common stock is equal to or greater than $10.

        ATC is not obligated to access any of the $25 million available, and there are no minimum commitments or penalties for non-use.

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        The agreement does not prohibit ATC from entering into other fixed-price debt or traditional equity financing arrangements with other institutional investors.

        Throughout the term of the agreement, Kingsbridge is restricted from any short selling of ATC's shares.

        ATC has issued Kingsbridge a five-year warrant to purchase up to 275,000 shares of its common stock at an exercise price of $8.60 per share.

In connection with this transaction, ATC has entered into a one-year consulting agreement with Flagstone Securities (Flagstone) for their assistance in arranging the CEFF and for certain other duties Flagstone has agreed to perform during the term of the agreement.

Russell concluded, "Kingsbridge is a highly-respected institutional investor who has successfully provided similar financing facilities to other companies and has an extensive network of institutional contacts within the North American and European investment communities. We look forward to working with Kingsbridge and Flagstone in raising ATC's visibility with institutional investors throughout the world as we Shape the Future of Sound(R)."

This announcement does not constitute an offer to sell or a solicitation of an offer to buy shares of the ATC's common stock. The warrant issued to Kingsbridge and the shares that may be issued to Kingsbridge upon exercise of the warrant and under the CEFF have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act. ATC has agreed to file a registration statement covering the resale of the shares of common stock that may be issued to Kingsbridge upon conversion of the warrant and pursuant to the CEFF.

About American Technology Corporation

American Technology Corporation is Shaping the Future of Sound(R) by developing, manufacturing and globally distributing its proprietary sound technologies and products which include: the award-winning HSS(R) (HyperSonic(R) Sound technology); LRAD(TM) (Long Range Acoustic Device); NeoPlanar(R) planar magnetic technology and others. The Company is establishing a strong portfolio of patents, trademarks, and intellectual property including over 160 U.S. and foreign patents and patent filings to date. For more information on the company and its technologies and products please visit our web site at www.atcsd.com.


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Safe Harbor statement under the Private Securities Litigation Reform Act of
1995: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to our ability to timely file and have declared effective a registration statement related to this financing, an absence of material adverse changes in our business which could render this financing unavailable, the market price of our common stock which determines the amount of the proceeds we may receive, substantial liquidated damages which are payable if the registration statement becomes unavailable and other risks identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. American Technology Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.



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